Exhibit 99.1

Press Release

AuthenTec Reports Fourth Quarter
2009 Financial Results

MELBOURNE, Fla., February 18, 2010 -- AuthenTec (NASDAQ:AUTH), the world’s leading provider of smart fingerprint sensors and solutions, today reported financial results for the fourth quarter and full fiscal year 2009 ended January 1, 2010.

Financial and Business Highlights:

•	Fourth quarter revenue of $8.3 million, in line with previously increased guidance

•	GAAP net loss of $3.0 million, or $0.10 per diluted share

•	Non-GAAP net loss of $1.7 million, or $0.06 per diluted share

•	Announced launch of the LG eXpo from AT&T, first fingerprint-enabled U.S. smartphone

•	Expanded smart sensor offering with two new products for the PC and mobile markets

•	Elected investor and banking veteran, Bob Grady, as Chairman of the Board

Revenue for the fourth quarter of 2009 was $8.3 million, exceeding AuthenTec’s initial guidance of $7.5 million to $8.0 million and in line with the revised guidance of $8.2 million to $8.4 million provided by the Company on December 21, 2009.  The better-than-expected fourth quarter revenue was due primarily to strong demand for PC products across many of its OEM customers. Revenue declined as compared to $10.3 million reported in the third quarter of 2009 and $11.6 million in the fourth quarter of 2008 due to the anticipated reductions related to transitions of certain OEM notebooks and, consistent with the prior years, a cell phone product transition at a key account.

GAAP Results:

Under Generally Accepted Accounting Principles (GAAP), net loss for the fourth quarter of 2009 was $3.0 million, or $0.10 per diluted share.  This compares to a GAAP net loss of $4.2 million, or $0.14 per diluted share, in the third quarter of 2009 and a GAAP net loss of $1.3 million, or $0.05 per diluted share in the fourth quarter of 2008.

GAAP gross margin in the fourth quarter improved slightly to 45.5 percent, compared to 45.3 percent in the third quarter of 2009 and 45.5 percent in the year-ago period.

Total operating expenses on a GAAP basis were $6.8 million, compared to $8.9 million in the third quarter of 2009 and $6.8 million in the fourth quarter of 2008.  A reconciliation of GAAP to non-GAAP results is provided in Table 2 following the text of this press release.

Non-GAAP Results:

On a non-GAAP basis, net loss for the fourth quarter of 2009 was $1.7 million, or $0.06 per diluted share, surpassing the prior guidance projecting a loss between $.07 and $.08 per share.  The non-GAAP results excluded expenses primarily related to M&A activity and stock-based compensation.  This compares to a non-GAAP net loss of $1.5 million, or $0.05 per diluted share, in the third quarter of 2009 and a non-GAAP loss of $493,000, or $0.02 per diluted share, in the fourth quarter of 2008.

Non-GAAP gross margin in the fourth quarter was 46.2 percent, compared to 46.0 percent in the third quarter of 2009 and 45.8 percent in the fourth quarter of 2008.  The increase in gross margin was due primarily to lower inventory provisions during the quarter, as well as the continued focus by the company on reducing new product costs.

Total operating expenses on a non-GAAP basis declined to $5.6 million, compared to $6.3 million in the third quarter of 2009 and $6.2 million in the fourth quarter of 2008.  The decrease in operating expenses compared to the third quarter of 2009 was primarily due to continued cost reduction actions including lower personnel-related and outside service expenses.  Operating expenses have been reduced by more than 30 percent since reaching a peak in the second quarter of 2008.

AuthenTec ended the fourth quarter of 2009 with approximately $55.6 million in cash and investments.  This compares to $57.4 million in cash and investments at the end of the third quarter of 2009.

Business Update:

“While we are pleased to have exceeded our initial revenue and earnings guidance, our focus remains on expanding the available market for our sensors and broadening our customer base in order to increase total revenue and accelerate our return to profitability.  We are making excellent progress on our new product roadmap, evidence of our success in transitioning from a component supplier to a provider of security, identity management and touch control solutions,” said AuthenTec CEO Scott Moody.  “The fourth quarter marked a milestone for AuthenTec and our industry with the launch of the first smartphone in the U.S. to incorporate a fingerprint sensor, the LG eXpo from AT&T.  While we believe this marks a significant achievement, we are even more excited about the global opportunities for our AES1750 sensor introduced earlier this week, the first smart sensor to take advantage of our TouchStone™ packaging technology.  The AES1750 delivers the combination of features and aesthetic appeal needed for high-visibility integration in today’s feature phones and smartphones.”

“We have also achieved meaningful success in the development of TrueSuite™, which has now been designed in by five PC OEMs for integration into multiple laptop models over the course of the next two quarters,” added Moody.  “We expect TrueSuite to drive incremental and recurring revenue through multiple channels beginning later this year.  Along with our TrueSuite initiatives, we also recently announced our new AES2660 smart sensor for the PC market.  This 192-pixel-wide sensor complements our AES1660 128-pixel wide smart sensor introduced six months ago, providing PC customers the ability to choose the best sensor for their particular platform.  Finally, we plan to introduce our first TouchStone-packaged product for the PC market in the coming months.”

Business Outlook:

Mr. Moody concluded, “Looking ahead to the first quarter of 2010, we expect revenue to range between $8.0 million and $8.4 million, in line with our fourth quarter 2009 performance.  The midpoint of this guidance represents an increase of 16 percent over the year-ago quarter and reflects strong growth in our wireless products and market acceptance of our newer PC products during a historically soft seasonal quarter.  Operating expenses are expected to moderately increase sequentially due to legal expenses resulting in an expected non-GAAP net loss per diluted share of between $0.07 and $0.09.”

Fourth Quarter 2009 Financial Results Webcast and Conference Call:

AuthenTec will host a conference call to discuss its fourth quarter 2009 financial results and other information that may be material to investors at 5:00 p.m. Eastern Time (ET) today, February 18, 2010. Investors and analysts may join the conference call by dialing 800-291-5365 and providing the participant pass code 92147905.  International callers may join the teleconference by dialing 617-614-3922 and using the same pass code.  A replay of the conference call will be available beginning at 8:00 p.m. ET and will remain available until midnight ET on Thursday, February 25, 2010. The U.S. replay number is 888-286-8010, with a confirmation code of 31088781.  International callers should dial 617-801-6888, with the same confirmation code. A live web cast of the conference call will be accessible from the Investor section of the Company's web site at http://investors.authentec.com. Following the live web cast, an archived version will be made available on AuthenTec’s web site.

Use of GAAP and Non-GAAP Financial Metrics:

To supplement AuthenTec’s consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP financial measures that exclude from the statement of operations the effects of stock-based compensation, certain acquisition-related charges, amortization of certain intangible assets, impairments on investments, and costs related to a reduction in workforce. AuthenTec uses the above non-GAAP financial measures internally to understand, manage and evaluate the business. Management believes it is useful for itself and investors to review, as applicable, both GAAP information and the non-GAAP measures in order to assess the performance of continuing operations and for planning and forecasting in future periods. The presentation of these non-GAAP measures is intended to provide investors with an understanding of the Company’s operational results and trends that enables them to analyze the base financial and operating performance and facilitate period-to-period comparisons and analysis of operational trends. AuthenTec believes the presentation of these non-GAAP financial measures is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.  Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered substitutes for or superior to GAAP results. In addition, our non-GAAP financial measures may not be comparable to similarly titled measures utilized by other companies since such other companies may not calculate such measures in the same manner as we do.

Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which are provided in Table 2 after the text of this release. For additional information regarding these non-GAAP financial measures, and management's explanation of why it considers such measures to be useful, refer to the filings made from time to time with the Securities and Exchange Commission.

Forward Looking Statements:

This press release contains statements that may relate to expected future results and business trends that are based upon AuthenTec’s current estimate, expectations, and projections about the industry, and upon management’s beliefs, and certain assumptions it has made that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “guidance,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “prospects,” “outlook,” “forecast,” and variations of these words or similar expressions are intended to identify “forward-looking statements.” In addition, any statements that refer to expectations, projections, or other characterizations of future events or circumstances, including any underlying assumptions, are “forward-looking statements.” Such statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, the Company’s actual results may differ materially and adversely from those expressed in any “forward-looking statement” as a result of various factors. These factors include, but are not limited to: demand for, and market acceptance of, new and existing fingerprint sensors in the PC and wireless markets, general market and macroeconomic conditions, the Company’s ability to secure design wins for enterprise and consumer laptops and wireless devices, customer design wins materializing into production programs, the timely introduction of new products, the rate at which the Company increases its activity and opportunities in the wireless market, and additional opportunities in various markets for applications that might use AuthenTec’s products, and changes in product mix, as well as other risks detailed from time to time in its SEC filings, including those described in AuthenTec’s annual report on Form 10-K filed with the SEC on March 18, 2009. These “forward-looking statements” are made only as of the date hereof, and the Company undertakes no obligation to update or revise the “forward-looking statements,” whether as a result of new information, future events or otherwise.

About AuthenTec

AuthenTec brings multiple touch-powered features including navigation, personalization, convenience and security to 50 million PCs and peripherals, cell phones and other products. The Company’s newest generation of smart sensors, software and TrueSuite™ client applications give users secure one-touch access to their favorite websites, online social networks and digital identity. AuthenTec has the broadest product and patent portfolio in the industry today, and helps enable the Power of Touch® for millions of people at home, at work or on the move. For more information, visit www.authentec.com or follow us at twitter.com/authentecnews.

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Investor Contact:
Leanne K. Sievers
Executive Vice President, Investor Relations
Shelton Group Investor Relations
949-224-3874
lsievers@sheltongroup.com

Media Contact:
Brent Dietz
Director of Communications
AuthenTec
321-308-1320
brent.dietz@authentec.com

AuthenTec, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)
Table 1

	Three months ended			Twelve months ended
	January 1,	October 2,	January 2,	January 1,	January 2,
	2010	2009	2009	2010	2009

Revenue	$8,315	$10,267	$11,615	$34,066	$63,948

Cost of revenue	4,533	5,616	6,325	18,369	33,397

Gross profit	3,782	4,651	5,290	15,697	30,551
	45.5%	45.3%	45.5%	46.1%	47.8%
Operating expenses:
	3,400	3,644	3,546	14,491	16,459
	1,815	2,028	1,692	7,649	9,466
	1,570	3,186	1,526	11,278	6,580
Total operating expenses	6,785	8,858	6,764	33,418	32,505

Operating loss	(3,003)	(4,207)	(1,474)	(17,721)	(1,954)

Other income (expense):
Impairment on investments	(19)	—	(266)	(47)	(266)
Interest income	49	52	396	365	2,265
Total other income (expense), net	30	52	130	318	1,999

Net Income (loss)	$(2,973)	$(4,155)	$(1,344)	$(17,403)	$45

Net income (loss) per share:
Basic	$(0.10)	$(0.14)	$(0.05)	$(0.61)	$0.00
Diluted	$(0.10)	$(0.14)	$(0.05)	$(0.61)	$0.00

Shares used in computing net income (loss) per common share:
Basic	28,685	28,668	28,622	28,663	28,339
Diluted	28,685	28,668	28,622	28,663	30,308

	Three months ended			Twelve months ended
	January 1,	October 2,	January 2,	January 1,	January 2,
	2010	2009	2009	2010	2009
Other Financial Metrics:
Stock-based compensation expense:
Cost of revenue	55	68	24	254	109
Research and development	254	231	208	954	773
Selling and marketing	216	255	148	957	665
General and administrative	209	261	205	1,034	871
Costs related to reduction in workforce:
Cost of revenue	-	-	-	-	-
Research and development	-	-	-	141	-
Selling and marketing	38	50	-	178	-
General and administrative	-	-	-	3	-
Legal and acquisition related costs
General and administrative	468	1,747	-	4,816	-
Amortization of patents
Research and development	24	23	-	46	-

Impairment on investments	19	-	266	47	266

AuthenTec, Inc.
Non-GAAP Financial Information
(In thousands, except per share amounts)
(Unaudited)
Table 2

	Three months ended			Twelve months ended
	January 1,	October 2,	January 2,	January 1,	January 2,
	2010	2009	2009	2010	2009

Net income (loss) on GAAP basis:	$(2,973)	$(4,155)	$(1,344)	$(17,403)	$45
Stock-based compensation expense	734	815	585	3,199	2,418
Costs related to reduction in workforce	38	50	-	322	-
Legal and acquisition related costs	468	1,747	-	4,816	-
Amortization of patents	24	23	-	46	-
Impairment on investments	19	-	266	47	266
Net income (loss) on non-GAAP basis:	$(1,690)	$(1,520)	$(493)	$(8,973)	$2,729

Non-GAAP basic earnings per share	$(0.06)	$(0.05)	$(0.02)	$(0.31)	$0.10
Non-GAAP diluted earnings per share	$(0.06)	$(0.05)	$(0.02)	$(0.31)	$0.09

AuthenTec, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)
Table 3

	January 1,	January 2,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$27,482	$45,193
Short-term investments	24,893	18,132
Accounts receivable, net	3,208	3,985
Inventory	2,245	5,770
Other current assets	1,123	839
Total current assets	58,951	73,919
Long-term investments	3,173	5,334
Other long-term assets	1,007	494
Property and equipment, net	3,048	3,716
Total assets	$66,179	$83,463

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$2,458	$4,050
Other accrued liabilities	3,380	4,927
Total current liabilities	5,838	8,977
Deferred rent	514	417
Total liabilities	6,352	9,394

Stockholders' equity
Common stock and additional paid in capital	153,350	150,123
Other comprehensive income (loss)	(195)	(129)
Accumulated deficit	(93,328)	(75,925)
Total stockholders' equity	59,827	74,069
Total liabilities and stockholders' equity	$66,179	$83,463